EXHIBIT 15.3

Yunji Inc.

15/F, South Building

Hipark Phase2, Xiaoshan District

Hangzhou, Zhejiang, 310000

People’s Republic of China

26 April 2022

Dear Sirs and/or Madams,

Yunji Inc.

We have acted as legal advisers as to the laws of the Cayman Islands to Yunji Inc., an exempted company incorporated in the Cayman Islands with limited liability (the “Company”), in connection with the filing by the Company with the United States Securities and Exchange Commission (the “SEC”) of an annual report on Form 20-F for the year ended 31 December 2021 (the “Annual Report”).

We hereby consent to the reference to our firm under the heading “Item 16G. Corporate Governance” in the Annual Report and further consent to the incorporation by reference of the summary of our opinion under those headings into the Company’s registration statement on Form S-8 (File No. 333-233539) that was filed on 30 August 2019.

We consent to the filing with the SEC of this consent letter as an exhibit to the Annual Report. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully,
/s/ Maples and Calder (Hong Kong) LLP
Maples and Calder (Hong Kong) LLP